UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 27, 2014

Juniper Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34501	77-0422528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1194 North Mathilda Avenue

Sunnyvale, California 94089

(Address of principal executive offices, including zip code)

(408) 745-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 27, 2014, Juniper Networks, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the lenders from time to time party thereto and Citibank, N.A. (“Citibank”), as administrative agent. Bank of America, N.A. acted as syndication agent and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint lead arrangers and joint bookrunners in connection with the Credit Agreement. The Credit Agreement provides for a $500,000,000 unsecured revolving credit facility, with an option of the Company to increase the amount of the credit facility by up to an additional $200,000,000, subject to certain terms and conditions as set forth therein. Proceeds of loans made under the Credit Agreement may be used by the Company for working capital and general corporate purposes.

Revolving loans may be borrowed, repaid and reborrowed until June 27, 2019, at which time all amounts borrowed must be repaid. Borrowings may be denominated, at the Company’s option, in U.S. dollars, pounds sterling or Euro. No loans are currently outstanding under the Credit Agreement.

Revolving loans will bear interest, at the Company’s option, at either (i) a floating rate per annum equal to the base rate plus a margin of between 0.000% and 0.500%, depending on the Company’s public debt rating or (ii) a per annum rate equal to the reserve adjusted Eurocurrency rate, plus a margin of between 0.900% and 1.500%, depending on the Company’s public debt rating. Base rate is defined as the greatest of (A) Citibank’s prime rate, (B) the federal funds rate plus 0.500% or (C) the ICE Benchmark Administration Settlement Rate applicable to dollars for a period of one month plus 1.00%. The Eurocurrency rate is determined for U.S. dollars and pounds sterling as the rate at which deposits in such currency are offered in the London interbank market for the applicable interest period and for Euro as the rate specified for deposits in Euro with a maturity comparable to the applicable interest period.

A default interest rate shall apply, at the request of the required lenders, on all obligations during a payment event of default under the Credit Agreement at a rate per annum equal to 2.000% above the applicable interest rate. The Company will pay to each lender a facility fee on a quarterly basis based on the amount of each lender’s commitment to make loans, of between 0.100% and 0.250%, depending on the Company’s public debt rating. Revolving loans may be prepaid without penalty, subject to customary breakage costs for loans bearing interest at the Eurocurrency rate. The Company is also obligated to pay customary fees for a credit facility of this size and type.

The Credit Agreement requires the Company to maintain a maximum leverage ratio and a minimum interest coverage ratio during the term of the credit facility. In addition, the Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the ability of the Company and its subsidiaries to, among other things, grant liens, merge or consolidate, dispose of all or substantially all of its assets, change their accounting or reporting policies, change their business and incur subsidiary indebtedness, in each case subject to customary exceptions for a credit facility of this size and type.

The Credit Agreement includes customary events of default that, include among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross default to certain other indebtedness, bankruptcy and insolvency events involving the Company or its material subsidiaries, material judgments, change of control and certain ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 27, 2014, by and among Juniper Networks, Inc., the lenders from time to time party thereto and Citibank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUNIPER NETWORKS, INC.

By:	/s/ Mitchell L. Gaynor
Name: Mitchell L. Gaynor Title: Executive Vice President and General Counsel

Date: June 27, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 27, 2014, by and among Juniper Networks, Inc., the lenders from time to time party thereto and Citibank, N.A., as administrative agent.